Exhibit 3.7

CLAROS MORTGAGE TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Claros Mortgage Trust, Inc., a Maryland corporation (the “Corporation”), is hereby amended to decrease the par value of the shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (as defined below) from $0.02 per share to $0.01 per share.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 5:01 p.m., Eastern Time, on October 6, 2021 (the “Effective Time”).

FIFTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 6th day of October, 2021.

ATTEST:			CLAROS MORTGAGE TRUST, INC.

By:	/s/ J.D. Siegel	By:	/s/ J. Michael McGillis
	Name: J.D. Siegel		Name: J. Michael McGillis
	Title: Secretary		Title: President